Exhibit 10.1

W.W. GRAINGER, INC.
2022 Incentive Plan
Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this "Award Agreement"), dated as of April 1, 2026 (the "Grant Date"), is entered into between W.W. Grainger, Inc., an Illinois corporation (the "Company"), and you (the "Participant") as an Employee of the Company or a Subsidiary (collectively, the "Employer").

In consideration of the Participant's agreement to enter into a Confidentiality, Invention Assignment, Non-Competition and Non-Solicitation Agreement with the Company concurrently with this Award Agreement on the Grant Date (the "Competition Agreement"), the Company desires to grant the Participant an award of restricted stock units (the "RSUs"), providing for the issuance of shares of the Company's common stock ("Shares") pursuant to the W.W. Grainger, Inc. 2022 Incentive Plan (as may be amended from time to time, the "Plan") and the Participant agrees to enter into the Competition Agreement and accept such RSUs on the terms and conditions set forth in this Award Agreement, the Plan and the Competition Agreement.

Capitalized terms used but not defined in this Award Agreement have the meanings specified in the Plan (unless otherwise amended by Appendix A).

In consideration of the mutual provisions set forth in this Award Agreement and in the Competition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Grants

1.01 Grant. Subject to the terms and conditions of this Award Agreement, the Plan and the Competition Agreement (the terms of which are hereby incorporated herein by reference) and effective on the Grant Date, the Company hereby grants to the Participant the number of RSUs as specified in the April 1, 2026 award grant notice posted to the Participant's electronic investment account maintained with Morgan Stanley Smith Barney LLC, the stock plan service provider engaged by the Company in connection with the administration of the Plan (the "Stock Plan Administrator"). Each RSU represents a contractual right to receive one (1) Share upon the satisfaction of the terms and conditions of this Award Agreement.

ARTICLE II
Provisions Relating to RSUs

2.01 Vesting of RSUs. If the Participant remains continuously employed by the Employer (or any other Subsidiary or Affiliate) until the vesting date(s) specified in the grant notice ("RSU Vesting Date"), the RSUs shall become vested on each such date and the Participant shall be entitled to receive the underlying Shares as provided herein. The RSUs shall not vest before an applicable RSU Vesting Date unless otherwise provided or permitted by the Plan or this Award Agreement, and any RSUs that do not vest shall be forfeited in full and the Participant shall have no further rights with respect to such RSUs. Each RSU that becomes vested as provided herein shall be settled in accordance with Section 2.05.

2.02 Effect of Termination of Employment.

(a) General. Except as otherwise stated in the Plan or in Section 2.02(b), if the Participant's employment or service is terminated prior to an RSU Vesting Date for any reason whatsoever other than the Participant's death, Disability or Retirement, the Participant shall cease vesting in the RSUs as of the Participant's Termination Date (defined below) and the RSUs shall be forfeited in their entirety. If the Participant is a resident of, or employed in, the United States, "Termination Date" shall mean the effective date of termination of the Participant's employment. If the Participant is a resident of, or employed outside of, the United States, "Termination Date" shall mean the earliest of (i) the date on which notice of termination is provided to the Participant, (ii) the last day of the Participant's active service with the Employer or (iii) the last day on which the Participant is an employee of the Employer, as determined in each case without including any required advanced notice period and irrespective of the status of the termination under local labor or employment laws.

(b) Severance Benefits Plan and Executive Severance Plan. Except as otherwise stated in the Plan and only to the extent the Participant is employed in the United States, if the Participant's employment or service is terminated prior to an RSU Vesting Date due to a qualifying termination of employment event as an eligible participant under the Severance Benefits Plan or the Executive Severance Plan and if the Participant timely signs and does not revoke (if applicable) the Separation Agreement presented by the Company, the Participant will receive a prorated vesting of their RSUs calculated based on the number of complete calendar months of service in the vesting period as of the Participant’s last day worked as described in Appendix B.

2.03 Effect of Death or Disability of the Participant. If the Participant's employment or service is terminated prior to an RSU Vesting Date due to the Participant's death or Disability, the RSUs immediately shall fully vest. For purposes of this Award Agreement, "Disability" shall have the same meaning as defined in the Plan, subject to modification as may be required to conform to the laws, rules and regulations (“Laws”) of the Participant's country of residence (and country of employment, if different). For the sake of clarity, the date of the Participant’s death or Disability shall be an RSU Vesting Date. The RSUs that become vested as provided herein shall be settled in accordance with Section 2.05.

2.04 Effect of Retirement of the Participant. If the Participant's employment or service is terminated prior to an RSU Vesting Date due to the Participant's Retirement, the RSUs shall continue to vest and shall be settled in accordance with Sections 2.01 and 2.05. For purposes of this Award Agreement, "Retirement" shall mean the Participant's retirement of employment with the Company and its Subsidiaries on or after the Participant's (i) completion of at least 25 years of service with the Company and its Subsidiaries, (ii) completion of at least 20 years of service with the Company and its Subsidiaries and attainment of age 55, or (iii) completion of at least five (5) years of service with the Company and its Subsidiaries and attainment of age 60. Further, if the Participant is employed in a country other than Canada, Mexico, Panama or the United States, the provisions of this Section 2.04 shall be inapplicable.

2.05 Settlement. Upon an RSU Vesting Date, the Company shall, as soon as practicable (but in no event later than 60 days following the applicable RSU Vesting Date), settle the RSUs by registering Shares in the Participant's name and delivering such Shares to the Participant's electronic stock plan account maintained by the Stock Plan Administrator. At the discretion of the Committee, and subject to such policies and procedures as it may adopt from time to time, the Participant's RSUs may be settled in the form of: (i) cash, to the extent settlement in Shares (a) is prohibited under applicable Laws, (b) would require the Participant, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and country of employment, if different), or (c) is administratively burdensome or (ii) Shares, but the Company may require the Participant to immediately sell such Shares if necessary to comply with applicable Laws (in which case, the Participant hereby expressly authorizes the Company to issue sales instructions in relation to such Shares on the Participant's behalf).

2.06 Dividend Equivalents. Prior to an RSU Vesting Date, the Participant shall be entitled to receive cash dividend payments equal to any cash dividends and other distributions paid with respect to a number of Shares underlying the RSUs held by the Participant and such dividend equivalents shall be payable to the Participant within 30 days of the date on which the Company pays the cash dividend or other distributions to holders of Shares generally. If the Company declares any dividends payable in Shares (rather than in cash), the Participant shall be entitled to additional RSUs equal to the Fair Market Value (as determined by the Committee) of such Share dividends; provided, such additional RSUs shall be subject to the same vesting, forfeiture and transferability requirements and restrictions that apply to the original RSUs with respect to which they relate, including the vesting provisions of Section 2.01 and the settlement provisions of Section 2.05.

ARTICLE III
Recoupment

3.01 Recoupment in Event of Misconduct. If the Company determines that the Participant has committed or engaged in misconduct against the Company or has engaged in any criminal conduct, including embezzlement, fraud or theft, that involves or is related to the Company, or any other conduct that violates Company policy, causes or is discovered to have caused, any loss, damage, injury or other endangerment to the Company's property or reputation, and such Participant has received or is entitled to receive performance stock units, performance restricted stock units, stock options, restricted stock units or cash incentive compensation (collectively, "Incentive Compensation"), then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the Plan, recapture any gain realized upon the sale of Shares acquired under the Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation. The Company shall have sole discretion in determining whether the Participant's conduct was in compliance with applicable Law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company. If the Participant engages in misconduct or is believed to have engaged in misconduct, including but not limited to any violation of any of Participant's obligations under the Competition Agreement, the Company shall be entitled to take the actions outlined above for recouping the Incentive Compensation, as the Company deems appropriate under the circumstances.

3.02 Recoupment in Event of Materially Inaccurate Financial Results. If the Company has publicly filed inaccurate financial results (the "Subject Financials"), whether or not they result in a restatement, the Company may recover any Incentive Compensation (a) that was paid or settled to the Participant during the period covered by the Subject Financials as set forth herein, or (b) as otherwise may be required by any applicable Laws or listing standard adopted by the New York Stock Exchange. If the payment or settlement of Incentive Compensation would have been lower had the achievement of applicable financial performance goals been calculated based on restated financial results with respect to the Subject Financials, the Company may, if it determines it appropriate in its sole discretion, recover the portion of the paid or settled Incentive Compensation in excess of the payment or settlement that would have been made based on restated financial results or as otherwise may be required by any applicable Laws or listing standard adopted by the New York Stock Exchange. The Company will not seek to recover Incentive Compensation received or settled more than three (3) years after the date of the initial filing that contained the Subject Financials or any longer period as may be required by any applicable Law or listing standard adopted by the New York Stock Exchange.

3.03 Recoupment in Event of Error. If the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including, without limitation, by reason of a mistake in calculations or administrative error), all as determined by the Committee, then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the Plan, recapture any gain realized upon the sale of Shares acquired under the Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation.

3.04 Implementation. For purposes of this Article III, the Participant expressly authorizes the Company to issue instructions, on behalf of the Participant, to the Stock Plan Administrator (and/or any other brokerage firm/third party service provider engaged by the Company to hold Shares and other amounts acquired under the Plan) to re-convey, transfer or otherwise return to the Company any Incentive Compensation (whether paid in the form of cash or Shares) subject to recoupment hereunder. The Participant acknowledges and agrees that the Company's rights hereunder shall not be affected in any way by any subsequent change in the Participant’s status, including retirement or termination of employment (including due to death or Disability). The Participant expressly agrees to indemnify and hold the Company and the Employer harmless from any loss, cost, damage, or expense (including attorneys' fees) that the Company or the Employer may incur as a result of the Participant’s actions or in the Company and the Employer’s efforts to recover such previously made payments or value pursuant to this Article III.

3.05 Forfeiture. To the extent any of the events set forth in this Article III occur before the Participant receives any Incentive Compensation due hereunder, any such Incentive Compensation shall be forfeited as determined by the Company in its sole discretion.

3.06 Recoupment Policy. Notwithstanding anything in this Award Agreement to the contrary, the Participant acknowledges and agrees that this Award Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares at any point may be traded) (the “Compensation Recovery Policy”), and that applicable terms of this Award Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. By accepting this award under the Plan and pursuant to this Award Agreement, the Participant consents to be bound by the terms of the Compensation Recovery Policy, to the extent applicable to the Participant, and agrees and acknowledges to fully cooperate with and assist the Company in connection with any of the Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participant’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

ARTICLE IV
Tax

4.01 Tax-Related Items. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, contributions, levies, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant's responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the acquisition of the Shares, the removal of any restrictions on the Shares, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant's liability for Tax-Related Items.

4.02 Tax Withholding Obligations. Prior to the delivery of Shares (or cash) upon the vesting of the RSUs, if the Participant's country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the RSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or the cash equivalent. The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that the withholding of Shares is prohibited under applicable Law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and the Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from the Participant's regular salary and/or wages or any other amounts payable to the Participant, or may require the Participant to personally make payment of the Tax-Related Items required to be withheld. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through the withholding of cash from the Participant's regular salary and/or wages or other amounts payable to the Participant, no Shares will be issued to the Participant (or the Participant's estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs. If the obligation for the Participant's Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Participant shall be deemed to have been issued the full number of Shares issuable upon vesting, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting or any other aspect of the RSU.

The Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or otherwise account for as a result of the Participant's participation in the Plan or the Participant's acquisition of Shares that cannot be satisfied by the means described in this Article IV. The Company may refuse to deliver any Shares due upon vesting of the RSUs if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items as described herein. If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company, the Employer or one or more of their respective Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Participant hereby consents to any action reasonably taken by the Company and the Employer to meet the Participant's obligation for Tax-Related Items. By accepting this grant of RSUs, the Participant expressly consents to the withholding of Shares and/or withholding from the Participant's regular salary and/or wages or other amounts payable to the Participant as provided for hereunder. All other Tax-Related Items related to the RSUs, and any Shares delivered in payment thereof are the Participant's sole responsibility.

ARTICLE V
International Arrangements

5.01 Exchange Controls. As a condition to this RSU award, the Participant agrees to comply with any applicable foreign exchange Laws and hereby consents to any necessary, appropriate or advisable actions taken by the Company, the Employer or any of their respective Subsidiaries as may be required to comply with any applicable Laws of the Participant's country of residence (and country of employment, if different).

5.02 Foreign Asset and Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements, which may affect the Participant's ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Participant's country of residence (and country of employment, if different). The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant's country of residence (and country of employment, if different). The Participant acknowledges and agrees that it is the Participant's personal responsibility to be compliant with such Laws.

5.03 Non-U.S. Addendum. Notwithstanding any provisions of this Award Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for the Participant's country of residence (and country of employment, if different) set forth in the addendum to this Award Agreement, attached hereto as Appendix A ("Non-U.S.

Addendum"). If the Participant transfers residence and/or employment to another country reflected in the Non-U.S. Addendum at the time of transfer, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local Laws or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, the Non-U.S. Addendum shall constitute part of this Award Agreement.

5.04 Controlling Language. If the Participant is in a country where English is not an official language, the Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Award Agreement or has had the ability to consult with an advisor who is sufficiently proficient in the English language. The Participant acknowledges and agrees that it is the Participant's express intent that this Award Agreement, the Plan, the Competition Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. If the Participant has received this Award Agreement, the Plan, the Competition Agreement or any other documents related to the RSUs translated into a language other than English and the meaning of any translated version is different than the English version, the English version will control unless otherwise provided in the non-English version of the agreement.

ARTICLE VI
Miscellaneous

6.01 Restriction on Transferability. Except to the extent expressly provided in the Plan or this Award Agreement, the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time other than by will or by the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the foregoing, the Committee may permit, in its sole discretion, the Participant to transfer the RSUs to a member of the Participant’s immediate family or trust, a partnership or other entity for the benefit of the Participant or the members of the Participant's immediate family; provided, however, that the Participant retains beneficial ownership of any such RSUs. For purposes hereof, “immediate family” has the meaning ascribed thereto in Rule 16(a)-1 of the Exchange Act, and “beneficial owner” has the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.

6.02 Rights as Shareholder. The Participant shall not have voting or any other rights as a shareholder of the Company with respect to the Shares issuable upon the vesting of RSUs until the date of issuance of such Shares. Upon settlement of the RSUs, the Participant will obtain, with respect to the Shares received in such settlement, full voting and other rights as a shareholder of the Company.

6.03 Administration. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participant, the Company, and all other Persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.

6.04 No Employment Rights. This Award Agreement and the Participant's participation in the Plan are not and shall not be interpreted to: (i) form an employment contract or relationship with the Company, the Employer or any of their respective Subsidiaries; (ii) confer upon the Participant any right to continue in the employ of the Company, the Employer or any of their respective Subsidiaries; or (iii) interfere with the ability of the Company, the Employer or any of their respective Subsidiaries to terminate the Participant's employment at any time.

6.05 Nature of Grant. In accepting the grant hereunder, the Participant acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the Participant has read the Plan and any RSUs granted under it shall be subject to all of the terms and conditions of the Plan, including but not limited to the power of the Committee to interpret and determine the terms and provisions of the Plan and this Award Agreement and to make all determinations necessary or advisable for the administration of the Plan, all of which interpretations and determinations shall be final and binding; (iii) the RSU does not create any contractual or other right to receive future grants of RSUs, benefits in lieu of RSUs, or any other Plan benefits in the future; (iv) nothing contained in this Award Agreement is intended to create or enlarge any other contractual obligations between the Company or the Employer and the Participant; (v) any grant under the Plan, including any grant of RSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service option, pension, or retirement benefits or similar payments; (vi) the Participant is voluntarily participating in the Plan; (vii) the future value of the Shares underlying the RSUs granted hereunder is unknown and cannot be predicted with certainty; (viii) none of the Company, the Employer or any of their respective Subsidiaries shall be liable for any change in value of the RSUs, the amount realized upon settlement of the RSUs or the amount realized upon a subsequent sale of any Shares acquired upon settlement of the RSUs, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate, and (ix) the RSUs and the underlying Shares are not granted to the Participant for prior services rendered to the Company, the Employer or any Subsidiaries. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of any award of RSUs to correct for any windfalls or shortfalls in such RSUs which, in the Committee's determination, arise from factors beyond the Participant's control.

6.06 Compliance with Law. The Company shall not be required to issue or deliver any Shares pursuant to this Award Agreement pending compliance with all applicable Laws (including any registration requirements or tax withholding requirements) and compliance with the Laws and practices of any stock exchange or quotation system upon which the Shares are listed or quoted. If the Participant resides or is employed outside of the United States, the Participant agrees, as a condition of the grant of the RSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the RSUs) if required by and in accordance with local Laws in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and the Employer, as may be required to allow the Company, its Subsidiaries and the Employer to comply with local Laws in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local Laws in the Participant’s country of residence (and country of employment, if different).

6.07 Amendment. This Award Agreement may be amended by a writing which specifically states that it is amending this Award Agreement executed by (i) the Company and the Participant, (ii) the Company (at the discretion of the Committee), so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment having a material adverse effect on the rights of the Participant hereunder may be made without the Participant's written consent or (iii) the Company (at the discretion of the Committee) in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable Laws or any future Laws or judicial decisions.

6.08 Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Employer's records or to the Participant's electronic investment account held at the Stock Plan Administrator. By a notice given pursuant to this Section 6.08, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

6.09 Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any provision of this Award Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.

6.10 Construction. The RSUs are being issued pursuant to Article 8 (Restricted Stock and Restricted Stock Units) of the Plan. The RSUs are subject to the terms of the Plan. The Participant acknowledges receipt of the Plan booklet which contains the entire Plan, and the Participant represents and warrants that the Participant has read the Plan. Additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Award Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Award Agreement shall be of no force or effect. The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance.

6.11 Waiver of Right to Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE RSUS, THE PLAN OR THIS AWARD AGREEMENT.

6.12 Waiver; No Third Party Beneficiaries. A waiver by the Company of a breach of any provision of this Award Agreement by the Participant shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant. This Award Agreement shall not be construed to create any third party beneficiary rights.

6.13 Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants RSUs under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the RSU, the Participant expressly and explicitly consents to the personal data activities as described herein.

i.Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Participant, specifically, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Company's legal basis for the collection, processing and use of the Participant's Data is the Participant's consent. The Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded, or regulatory filings are made. The Company's legal basis for such disclosure of the Participant's Data is to comply with applicable laws, rules and regulations.

ii.Stock Plan Administration Service Providers. The Company and the Employer transfer the Participant's Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Administrator and share the Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Participant's ability to participate in the Plan.

iii.International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Participant should note that the Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the Participant's Data to the United States of America is the Participant’s consent.

iv.Voluntariness and Consequences of Consent, Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent hereunder is purely voluntary. The Participant may deny or withdraw the Participant's consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant's consent, the Participant may be unable to participate in the Plan. This would not affect the Participant's existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with participation in the Plan.

v.Data Retention. The Participant understands that the Participant's Data will be held only as long as is necessary to implement, administer and manage the Participant's RSU and participation in the Plan; provided that the Company may hold the Participant’s Data for longer periods of time consistent with its retention policies and practices with respect to employee data.

vi.Data Subject Rights. The Participant understands that the Participant may have the right under applicable law to (i) access or copy the Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning the Participant, (iii) delete the Participant's Data, (iv) restrict processing of the Participant's Data, (v) lodge complaints with the competent supervisory authorities in the Participant’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Participant understands that the Participant can contact the Participant's local human resources representative.

6.14 Private Placement. The grant of the RSUs is not intended to be a public offering of securities in the Participant's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local Laws).

6.15 No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the RSUs, the Participant's participation in the Plan or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant's own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or this Award Agreement.

6.16 Securities Law Restrictions. The Participant acknowledges that, depending on the Participant's country of residence (and country of employment, if different) or where the Shares are listed, the Participant shall be subject to insider trading restrictions and/or market abuse Laws, which may affect the Participant's ability to acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as the Participant is considered to have "inside information" regarding the Company or its business (as defined by the local Laws in the Participant's country of residence and/or employment). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) "tipping" third parties (including other employees of the Company and its Subsidiaries) or causing them otherwise to buy or sell securities. Any restrictions under these Laws are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading or other policy. The Participant solely is responsible for ensuring compliance with any applicable restrictions and should consult with the Participant's personal legal advisor on this matter.

6.17 EU Age Discrimination Rules. If the Participant is a local national of and employed in the United Kingdom or a country that is a member of the European Union, the grant of the RSUs and the terms and conditions governing the RSUs are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local Laws.

6.18 Whistleblower Protection. Nothing in this Award Agreement, the Competition Agreement or otherwise (i) limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and

Consumer Protection Act, The Sarbanes-Oxley Act of 2002 or any comparable legislation in non-U.S. jurisdictions) or (ii) prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act or to any comparable government agencies pursuant to applicable legislation in non-U.S. jurisdictions.

6.19 Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs granted to the Participant under the Plan by electronic means. The Participant hereby expressly consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

6.20 Governing Law; Jurisdiction. This Award Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or of any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Illinois. All disputes and controversies arising between the parties are to be submitted for determination exclusively to the federal or state courts of the State of Illinois and by accepting the grant of RSUs, the Participant expressly consents to the jurisdiction of such courts. Notwithstanding the foregoing, the Company may at its option seek interim and permanent injunctive relief before any competent court, tribunal or judicial forum, which in the absence of the foregoing provision, would have jurisdiction to grant the relief sought.

6.21 Entire Agreement. The Plan, this Award Agreement (including any applicable addendum) and the Competition Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede, in their entirety, all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by a duly authorized officer and the Participant acknowledges and agrees that by clicking on the “Accept” box below this Award Agreement in the section "Your New Grant" on the screen titled "View Grant," Participant expressly agrees to be bound by the terms and conditions of this Award Agreement, and agrees that Participant's electronic signature or electronic acceptance of this Award Agreement constitutes the sole and exclusive means of executing this Award Agreement.

W.W. GRAINGER, INC.

/s/ D.G. Macpherson
Name: D.G. Macpherson
Title: Chairman & Chief Executive Officer

Appendix A

W.W. GRAINGER, INC.
2022 Incentive Plan

Non-U.S. Addendum to Restricted Stock Unit Award Agreement

In addition to the terms of the W.W. Grainger, Inc. 2022 Incentive Plan (as may be amended from time to time, the "Plan") and the Restricted Stock Unit Award Agreement (the "Award Agreement"), the RSUs are subject to the additional terms and conditions as set forth in this Appendix A, which is part of the Award Agreement (this "Non-U.S. Addendum"), to the extent the Participant resides or is employed in one of the countries addressed herein. This Non-U.S. Addendum also includes information about certain other issues of which a Participant should be aware with respect to the Participant’s participation in the Plan.

The Non-U.S. Addendum is based upon the securities, tax, exchange control and other laws in effect in the respective countries as of February 1, 2026. All capitalized terms contained in this Non-U.S. Addendum shall have the same meaning as set forth in the Plan and the Award Agreement unless otherwise defined. By accepting the RSUs, the Participant agrees to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Award Agreement, and the terms of any other document that may apply to the Participant and the Participant’s RSUs.

If the Participant transfers residence or employment to a country identified in this Non-U.S. Addendum, the additional terms and conditions for such country as reflected in this Non-U.S. Addendum will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). However, if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transferred employment after the RSUs were granted to the Participant, or is considered a resident of another country for local law purposes, the information contained herein may not apply.

Finally, the information contained herein is general in nature and may not apply to a Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to a Participant’s situation.

COUNTRIES COVERED BY THIS APPENDIX A: Canada, Mexico, Panama, and the United Kingdom.

European Union ("EU") / European Economic Area ("EEA") / United Kingdom

The following provision replaces Section 6.13 to the extent the Participant is employed in the EU, EEA or the United Kingdom:

6.13 Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants RSUs under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices, which the Participant should carefully review.

i. Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Participant, specifically, the Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Company collects, process and uses the Participant's Data pursuant to the Company's legitimate interest of administering the Participant's RSUs and generally managing the Plan, and to satisfy its contractual obligations under the Award Agreement. The Participant's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of the Participant's Data is to comply with applicable laws, rules and regulations.

ii. Stock Plan Administration Service Providers. The Company and the Employer transfer the Participant's Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Administrator and share the Participant's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Participant's ability to participate in the Plan.

iii. International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Participant should note that the Participant's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the

Participant's Data to the United States of America is to satisfy its contractual obligations under the Award Agreement.
iv. Data Retention. The Participant understands that the Participant's Data will be held only as long as is necessary to implement, administer and manage the Participant's RSU and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Participant's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.

v. Data Subject Rights. The Participant understands that the Participant may have the right under applicable law to (i) access or copy the Participant's Data that the Company possesses, (ii) rectify incorrect Data concerning the Participant, (iii) delete the Participant's Data, (iv) restrict processing of the Participant's Data and (v) lodge complaints with the competent supervisory authorities in the Participant’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Participant understands that the Participant can contact the Participant's local human resources representative.

Canada

Terms and Conditions

1.Withholding Taxes. Notwithstanding any provision in the Award Agreement to the contrary, if the Participant is a resident of Canada or otherwise subject to taxation in Canada on employment income, the Participant is prohibited from surrendering shares of Stock that he or she already owns or from attesting to the ownership of shares to satisfy any tax withholding obligations in connection with the RSUs.

2.RSUs Payable in Shares Only. Notwithstanding any provision in the Award Agreement or the Plan to the contrary, vested RSUs shall be payable in Shares only (and shall not be settled in cash).

3.Termination of Employment. For the avoidance of doubt, Section 2.02(b) of the Award Agreement shall not apply to Participants who are residents of Canada. Furthermore, for purposes of Section 2.02(a) of the Award Agreement, a “Termination Date” shall mean the date that is the earlier of (i) the date the Participant tenders notice of termination of employment from the Company or the Employer, or (ii) the date the Participant ceases to render actual services for the Company or the Employer, without regard to any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, civil and/or common law, except as otherwise may be required to comply with minimum standards legislation (“MSL”), if applicable). Subject to compliance with MSL, the Company shall have sole discretion to determine when the Participant is no longer actively employed for purposes of vesting of the RSUs and participation in the Plan. The Participant shall have no entitlement to damages or other compensation arising from, or related to, not receiving any awards which would have vested after the Termination Date, and the Participant hereby waives any claim for such damages or other compensation; it being understood that nothing herein is intended to limit any statutory termination entitlements, and such statutory entitlements shall, if required, apply despite anything herein to the contrary.

4.Acknowledgement. By accepting the RSUs subject to the Award Agreement through the Stock Plan Administrator’s web portal (or its successor), the Participant declares that the Participant expressly agrees with the provisions regarding termination of employment described in the Plan, the Award Agreement (including, but not limited to, Sections 2.02(a), 2.03, and 2.04 thereof) and the special terms and conditions set forth in this Appendix A.

5.Recoupment. If the Participant’s employment is subject to the laws of the province of Ontario, the consequences in Section 3.01 of the Agreement shall apply to the Participant, but also shall be modified if and only as necessary to comply with MSL. For clarity, it is understood that where such Participant is not exempt from Ontario’s statutory prohibition against non-competition covenants, the Participant need not comply with such portion of the Competition Agreement or other similar agreement or covenant which amounts to a prohibited non-competition covenant, and the lack of compliance shall not constitute misconduct by the Participant nor be subject to injunctive relief. However, the Participant shall remain subject to the cancellation and recoupment of Incentive Compensation as a mutually agreed upon financial consequence of the Participant engaging in competition.

Notifications

1.Additional Restrictions on Resale. In addition to the restrictions on resale and transfer noted in Plan materials, securities purchased under the Plan may be subject to certain restrictions on resale imposed by Canadian provincial securities laws. You are encouraged to seek legal advice prior to any resale of such securities. In general, participants resident in Canada may resell their securities in transactions carried out on exchanges outside of Canada and, in particular, you are generally permitted to sell shares acquired pursuant to the Plan through the designated broker appointed under the Plan, if any, provided that the Company is a “foreign issuer” that is not a reporting issuer in any jurisdiction of Canada and the sale of the shares acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada, on the distribution date; or (ii) to a person or company outside of Canada. For purposes hereof, a foreign issuer is an issuer that: (a) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (b) does not have its head office in

Canada; and (c) does not have a majority of its executive officers or directors ordinarily resident in Canada.

2.Foreign Asset Reporting Information. Any foreign property (including Shares and RSUs acquired under the Plan) must be reported to the Canada Revenue Agency on form T1135 (Foreign Income Verification Statement) if the total cost of the Participant’s foreign property exceeds C$100,000 at any time in the year. The RSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property held. If Shares are acquired, their cost generally is the adjusted cost base ("ACB") of the Shares. The ACB would normally equal the fair market value of the Shares at the time of vesting, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Participant should consult with the Participant's personal tax advisor to determine the Participant’s reporting requirements.

Mexico

Terms and Conditions

Plan Document Acknowledgement

By accepting the RSUs, the Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Award Agreement. In addition, by accepting the RSUs, the Participant acknowledges that the Participant has read and specifically and expressly approves the terms and conditions in Section 6.05 of the Award Agreement (“Nature of Grant”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Subsidiary is responsible for any decrease in the value of the Shares underlying the RSUs.

Acuse de recibo del documento del Plan

Al aceptar las RSU, el Participante reconoce que ha recibido una copia del Plan, ha revisado el Plan y el Acuerdo en su totalidad, y comprende y acepta completamente todas las disposiciones del Plan y el Acuerdo. Además, al aceptar las RSU, el Participante reconoce que el Participante ha leído y aprueba específica y expresamente los términos y condiciones de la Sección 6.05 del Acuerdo ("Naturaleza de la Subvención"), en la que se describe y establece claramente lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el Plan son ofrecidos por la Compañía de forma totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía, el Empleador ni ninguna Subsidiaria son responsables de ninguna disminución en el valor de las Acciones subyacentes a las RSU.

Commercial Relationship

The Participant expressly recognizes that participation in the Plan and the Company’s grant of the RSUs does not constitute an employment relationship between the Participant and the Company. The Participant has been granted RSUs as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Participant’s sole employer. Based on the foregoing, (a) the Participant expressly recognizes that the Plan and the benefits derived from participation in the Plan do not establish any rights between the Participant and the Company or the Employer, (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Employer, and (c) any modifications or amendments to the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Employer.

Relación Comercial El Participante reconoce expresamente que la participación en el Plan y el otorgamiento de las RSU por parte de la Compañía no constituye una relación laboral entre el Participante y la Compañía. Al Participante se le han otorgado RSU como consecuencia de la relación comercial entre la Compañía y el Empleador, y el Empleador es el único empleador del Participante. Con base en lo anterior, (a) el Participante reconoce expresamente que el Plan y los beneficios derivados de la participación en el Plan no establecen ningún derecho entre el Participante y la Compañía o el Empleador, (b) el Plan y los beneficios derivados de la participación en el Plan no son parte de las condiciones de empleo y/o beneficios proporcionados por el Empleador, y (c) cualquier modificación o enmienda al Plan por parte de la Compañía, o una terminación del Plan por la Compañía, no constituirá un cambio o deterioro de los términos y condiciones del empleo del Participante con el Empleador.

Extraordinary Item of Compensation

The Participant expressly acknowledges and agrees that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Award Agreement, the Competition Agreement and this Addendum. As such, the Participant acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of the RSUs are an extraordinary item of compensation outside the scope of the employment contract, if any. The RSUs are not a part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

Partida Extraordinaria de Compensación

El Participante reconoce y acepta expresamente que la participación en el Plan es el resultado de la decisión discrecional y unilateral de la Compañía, así como la decisión libre y voluntaria del Participante de participar en el Plan de acuerdo con los términos y condiciones del Plan, la Acuerdo, el Acuerdo de Competencia y este Addendum. Como tal, el Participante reconoce y acepta que la Compañía puede, a su exclusivo criterio, modificar y/o interrumpir la participación del Participante en el Plan en cualquier momento y sin responsabilidad alguna. El valor de las RSUs constituye una retribución extraordinaria fuera del ámbito del contrato de trabajo, si lo hubiere. Las RSU no forman parte de la compensación regular o esperada del Participante a los fines de calcular cualquier indemnización, renuncia, despido, pago por terminación del servicio, bonificaciones, premios por servicio prolongado, pensión o beneficios de jubilación o cualquier pago similar, que son exclusivos obligaciones del Empleador.

Notifications

There are no country-specific notifications.

Panama

Terms and Conditions

There are no country-specific terms and conditions.

Notifications There are no country-specific notifications.

United Kingdom

Terms and Conditions

Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Article IV of the Award Agreement:

Without limitation to Article IV of the Award Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items (including, without limitation, United Kingdom income tax and primary class 1 (employee’s) national insurance contributions for which the Participant’s employer is liable to account) and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by

His Majesty’s Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). As a condition of the issuance of Shares upon settlement of the RSUs, the Participant agrees that the Company will deduct from the total shares to be issued as a result of the Vesting of the RSUs a sufficient number of Shares to satisfy the required statutory withholding amount and national insurance or other contributions related to such vesting (the “Withholding Tax Obligation”), which may exceed the minimum statutory tax withholding amount permissible only if it would not cause adverse accounting or tax consequences for the Company or a Subsidiary, in which case the Participant will be taken to have foregone the right to be issued the number of Shares so withheld in order to make good the Withholding Tax Obligation. The Participant also agrees to indemnify and hold harmless the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf or on account of the Participant.

It is a further condition of delivery of any Shares upon vesting of the RSUs that the Participant will, if required to do so by the Company, enter into a joint election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom (“ITEPA”), the effect of which is that the Shares will be treated as if they were not restricted securities and that sections 425 to 430 of ITEPA will not apply to those shares.

Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages, insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vest in the RSUs as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, the Participant shall be deemed to have irrevocably waived any such entitlement.

Whistleblower Protection. Section 6.18 of the Award Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding anything in this Award Agreement or Competition Agreement to the contrary, nothing in this Award Agreement prevents the Participant, in accordance with applicable law, from (i) making a protected disclosure under section 43A of the Employment Rights Act 1996; (ii) making a disclosure to a regulator regarding any misconduct, wrongdoing or serious breach of regulatory requirements, or reporting a criminal offence to any law enforcement agency; (iii) co-operating with any law enforcement agency regarding a criminal investigation or prosecution; or (iv) otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.”

Notifications

There are no country-specific notifications.

Appendix B

W.W. GRAINGER, INC.
2022 Incentive Plan

U.S. Addendum to Restricted Stock Unit Award Agreement – Severance Treatment

In addition to the terms of the W.W. Grainger, Inc. 2022 Incentive Plan (as may be amended from time to time, the "Plan") and the Restricted Stock Unit Award Agreement (the "Award Agreement"), the RSUs are subject to the additional terms and conditions as set forth in this Appendix B, which is part of the Award Agreement (this "U.S. Addendum"), to the extent the Participant is: (a) employed in the United States, (b) is subject to a qualifying termination of employment event as an eligible participant under the Severance Benefits Plan or the Executive Severance Plan, and (c) timely signs and does not revoke (if applicable) the Separation Agreement presented by the Company, the Participant will receive a prorated vesting of their RSUs calculated based on the number of full completed months of service in the vesting period as of the Participant’s last day worked as described below.

Specifically, the pro-rata portion shall be determined based upon the number of completed calendar months of continuous employment in the applicable RSU Award vesting period (i.e., from the RSU Grant Date through the Termination Date), which will be divided by the total number of calendar months in the original vesting schedule applicable to the RSU Award.

The number of RSUs eligible to vest pursuant to this provision shall be calculated as follows:

1. Multiply the total number of RSUs subject to the RSU Award by the ratio of full months worked to the total months in the vesting schedule.

2. Subtract the number of RSUs that vested prior to the Termination Date, if any.

For purposes of this Plan, the resulting number of RSUs from the above calculation (rounded up to the nearest whole share) shall vest effective as of the Termination Date, provided that the eligible Participant signs and does not revoke (if applicable) the Separation Agreement. Such vested RSUs shall be settled in Shares and delivered to the eligible Participant no later than the 90th day following the Termination Date. The settlement of such vested RSUs will occur in a manner consistent with the settlement and tax withholding obligation provisions described in the Award Agreement.

Notwithstanding any accelerated vesting that may occur pursuant to this U.S. Addendum, to the extent that the RSUs constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the settlement (delivery of the underlying share(s) and/or payment of any related amounts) of any such RSUs shall occur on, and only on, the original settlement date(s) specified in the Award Agreement (or as soon thereafter as permitted under Treasury Regulation section 1.409A-3(d)), and in no event shall this U.S. Addendum be interpreted to permit a settlement of payment earlier than is permissible under Section 409A of the Code.

A “complete calendar month” means a full month of continuous employment beginning on the 1st day of a calendar month and ending on the last day of that same calendar month.

For purposes of calculating pro-rata vesting pursuant to the Plan, (a) partial months of service (i.e., the month in which termination occurs if the Termination Date is not the last day of the month) shall not be counted and (b) an eligible Participant shall not be eligible for any dividend equivalent payments for such pro-rata vested amount of the RSU awards with respect to the Company’s dividend record dates occurring after the Participant’s Termination Date.

Notwithstanding the above, all unearned and unvested Restricted Share Unit (RSU) awards shall be forfeited on the sixtieth (60th) day following the Participant’s Termination Date if the Separation Agreement has not been executed and become irrevocable prior to such date.

* * * * *